Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of MAIA Biotechnology, Inc. on Form S-8 to be filed on or about June 30, 2023 of our report dated April 8, 2022, on our audit of the financial statements as of December 31, 2021 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 24, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 30, 2023